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Exhibit 7.3

ENBRIDGE INC.

First Supplemental

Indenture

Dated as of March 1, 2012

(Supplemental to Indenture Dated as of February 25, 2005)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
 as Trustee

        FIRST SUPPLEMENTAL INDENTURE, dated as of March 1, 2012 (the "First Supplemental Indenture"), between Enbridge Inc., a corporation duly organized and existing under the Companies Act of the Northwest Territories and continued and existing under the Canada Business Corporations Act (herein called the "Company"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called "Trustee");

R  E  C  I  T  A  L  S:

        WHEREAS, the Company has heretofore executed and delivered to DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee, an Indenture, dated as of February 25, 2005 (as the same may be amended or supplemented from time to time, including by this First Supplemental Indenture, the "Indenture"), providing for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (herein and therein called the "Securities"), to be issued in one or more series as provided in the Indenture;

        WHEREAS, Section 901(5) of the Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Indenture to add to, change or eliminate any of the provisions in the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

        WHEREAS, the Company and the Trustee wish to amend Section 101 of Indenture to amend, for purposes of each series of Securities created subsequent to the date of this First Supplemental Indenture, the definition of Generally Accepted Accounting Principles;

        WHEREAS, the changes contemplated in this First Supplemental Indenture comply with the requirements of Section 901(5) of the Indenture;

        WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted at a meeting duly called on February 14, 2012, the Company has duly authorized the execution and delivery of this First Supplemental Indenture; and

        WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement according to its terms have been done;

        NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        The Company covenants and agrees with the Trustee as follows:

 ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 1.1    Relation to Indenture as Originally Executed

        This First Supplemental Indenture constitutes a part of the Indenture in respect of Securities issued on or after the date hereof, including additional Securities issued under an existing series, but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other Securities, including any existing Securities issued under an existing series.

Section 1.2    Modification of the Indenture

        The definition of Generally Accepted Accounting Principles in Section 101 of the Indenture is amended and restated as follows:

        "Generally Accepted Accounting Principles" means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

ARTICLE TWO

MISCELLANEOUS

Section 2.1    Relationship to Indenture

        The First Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.2    Modification of the Indenture

        Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to each Security issued thereunder.

Section 2.3    Governing Law

        This instrument shall be governed by and construed in accordance with the law of the State of New York.

Section 2.4    Counterparts

        This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.5    Trustee Makes No Representation

        The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

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        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

ENBRIDGE INC.
	By:	/s/ JOHN K. WHELEN Name: John K. Whelen Title: Senior Vice President & Controller
	By:	/s/ COLIN K. GRUENDING Name: Colin K. Gruending Title: Vice President Treasury & Tax
Attest: /s/ GILLIAN FINDLAY
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By Deutsche Bank National Trust Company
	By:	/s/ IRINA GOLOVASHCHUK Name: Irina Golovashchuk Title: Assistant Vice President
	By:	/s/ JEFFREY SCHOENFELD Name: Jeffrey Schoenfeld Title: Associate
Attest: /s/ KENNETH R. RING

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ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
ARTICLE TWO MISCELLANEOUS